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                                                                    EXHIBIT 18.1





August 14, 1996


WorldCom, Inc.
RE:   FORM 10-Q REPORT FOR THE QUARTER ENDED JUNE 30, 1996

Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of April 1, 1996, the Company changed its accounting policy for accounting for international long distance traffic. Under the new policy, all costs associated with the outbound call fee due the foreign carrier are expensed as incurred. Previously, the margin on outbound calls was normalized to reflect the implicit overall earnings rate concept of the contract. Accordingly, a portion of the outbound call fee due the foreign carrier was deferred and accounted for as a cost attributable to the revenue associated with the inbound call. According to the management of the Company, this change was made due to the complexity involved with the estimation of the traffic deferred.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgement and business planning of your management.
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WorldCom, Inc.
Re:   Form 10-Q Report for the quarter ended June 30, 1996
Page 2
August 14, 1996


We have not audited the application of this change to the financial statements of any period subsequent to December 31, 1995. Further, we have not examined and do not express any opinion with respect to your financial statements for the three and six months ended June 30, 1996.

Very truly yours,

ARTHUR ANDERSEN LLP